Exhibit 10.44

REVENUE SHARING AGREEMENT

This Revenue Sharing Agreement (“Agreement”) is made and entered into this 30th day of May, 2014 (the “Effective Date”) by and between Infinity Energy Resources, Inc., a Delaware corporation (hereinafter, the “Company”), and SKM Partnership, Ltd., a Texas limited partnership (hereinafter, the “Holder”).

W I T N E S S E T H:

WHEREAS, the Company and the Holder are parties to that certain 8% Promissory Note, dated December 27, 2013, as amended by that certain First Amendment to Promissory Note, dated March 7, 2014, and that certain Second Amendment to Promissory Note, dated May 9, 2014 (the “Note”); and

WHEREAS, effective as of May 9, 2014, the Company and the Holder amended the Note to extend the maturity date thereof as set forth therein until December 7, 2014, in accordance with that certain Second Amendment to Promissory Note (such extension, the “Second Extension”); and

WHEREAS, as a material inducement to granting the Second Extension, the Company offered to the Holder, and the Holder agreed to accept, the Revenue Sharing Payment (as defined herein) contemplated herein on the terms and conditions set forth below.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by each party hereto as follows:

1. For purposes of this Agreement, the following definitions shall apply:

1.1 “Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, each and every subsidiary of the Company or of an Affiliate thereof shall also constitute an Affiliate hereunder. Without limiting the foregoing, the term “Affiliate” shall also include the meaning ascribed to that term in the Securities and Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. Without limiting the foregoing, the term “Affiliate” shall also expressly include Stanton E. Ross.

1.2 “Agreement” has the meaning set forth in the Preamble.

1.3 “Claims” has the meaning set forth in Section 14.

1.4 “Code” means the United States Internal Revenue Code of 1986, as amended.

1.5 “Company” has the meaning set forth in the Preamble.

1.6 “Concessions” means the Nicaraguan Concessions and any other similar concessions, rights, or interests in Nicaragua or any other sovereign country which produce Petroleum Substances and which are exploited by or on behalf of the Company or any of its Affiliates.

1.7 “Dispute” has the meaning set forth in Section 21.

1.8 “Effective Date” shall have the meaning set forth in the Preamble.

1.9 “Gas” means and refers to all natural gas produced from the Concessions (including, without limitation, casinghead gas) and all of its constituent elements, including, but not limited to, sulphur contained in the gas, and natural gasoline, condensate, distillate, butanes, propanes, and other hydrocarbons condensed, absorbed, or separated out of or from the gas after it leaves the Concessions, including, without limitation, casinghead gas and flared or vented gas.

1.10 “Gross Revenues” means the total aggregate undiscounted, untaxed revenue, income, and consideration received by the Company in respect of, in exchange for, on account of, or in consideration for Petroleum Substances, in any form and from whatever source derived.

1.11 “Holder” has the meaning set forth in the Preamble.

1.12 “Indebtedness” means, without duplication, with respect to any Person, (a) all obligations of such Person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof, or whether or not the lender has any resource to any assets of such Person); (ii) evidenced by bonds, notes, debentures or similar instruments; (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business); (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation under generally accepted accounting principles; or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under interest rate swap obligations and foreign currency hedges; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability; (d) Indebtedness (as otherwise defined in this definition) of another Person secured by lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured, and (2) the fair market value of such asset, as determined in good faith by the board of directors of such Person, which determination shall be evidenced by a board resolution; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d) or this clause (e), whether or not between or among the same parties. “Indebtedness” shall expressly include, without limitation, the loan and other obligations for repayment of borrowed money contemplated by the Note.

1.13 “Indemnified Parties” has the meaning set forth in Section 14.

1.14 “Laws” has the meaning set forth in Section 8.2.

1.15 “Liabilities” has the meaning set forth in Section 8.4.

1.16 “Losses” has the meaning set forth in Section 14.

1.17 “Nicaraguan Concessions” means the Perlas and Tyra concession blocks offshore Nicaragua in the Caribbean Sea as more particularly described in the following exhibits to Amendments to the Form 10 the Company filed with the Securities and Exchange Commission on May 13, 2011: (a) Exhibit 10.8, Nicaraguan Concession – Perlas Prospect; and (b) Exhibit 10.9, Nicaraguan Concession – Tyra Prospect, both filed as exhibits to Amendment No. 2 to Form 10 by the Company on April 5, 2012; and (c) Exhibit 10.27, Map: Nicaraguan Concessions filed as an exhibit to Amendment No. 1 to Form 10 by the Company on July 1, 2011, and any and all other rights, assets, property, permits, consents, or authorizations necessary or convenient to exploit the foregoing, together with all goodwill associated therewith.

1.18 “Note” has the meaning set forth in the Preamble.

1.19 “Notice of Transfer” has the meaning set forth in Section 11.2.

1.20 “Oil” means and refers to any and all hydrocarbons produced from the Concessions, regardless of gravity, capable of being produced in liquid form at the well by ordinary production methods including, without limitation, condensate, distillate and other liquid hydrocarbons recovered from oil or gas, run through a separator or other equipment at the Concessions.

1.21 “Permits” has the meaning set forth in Section 8.2.

1.22 “Person” means an individual, corporation, trust, partnership, joint venture, unincorporated organization, governmental entity, government agency or any agency or political subdivision thereof, or other entity.

1.23 “Petroleum Substances” means all Oil, petroleum and natural Gas and related hydrocarbons, all other gases and all minerals and substances (whether condensate, liquid or solid and whether hydrocarbons or not) in association with any of the foregoing or found in any water contained in an Oil and/or Gas reservoir produced, extracted, removed or derived from the Concessions.

1.24 “Proceeding” has the meaning set forth in Section 8.6.

1.25 “Property” has the meaning set forth in Section 11.2.

1.26 “Purchase Price” has the meaning set forth in Section 11.2.

1.27 “Revenue Sharing Payment” has the meaning set forth in Section 2.

1.28 “Second Extension” has the meaning set forth in the Preamble.

1.29 “Tax” or “Taxes” has the meaning set forth in Section 8.7.1.

1.30 “Tax Return” or “Tax Returns” has the meaning set forth in Section 8.7.3.

1.31 “Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, disposition, conveyance, grant of a security interest in or other disposal of all or any portion of a Concession, any rights, title, interest or control in a Concession, or any pecuniary interest therein. “Transferred” means the accomplishment of a Transfer; “Transferor” means the Person making a Transfer, and “Transferee” means the recipient of a Transfer.

2. Gross Revenue Royalties. In consideration of, and as a material inducement for, granting the Second Extension, Company hereby reserves out, grants, sets over and conveys to the Holder a royalty of ONE HALF OF ONE PERCENT (1/2%) of all Gross Revenues in accordance with the terms and conditions set forth in this Agreement (the “Revenue Sharing Payment”). The Revenue Sharing Payment shall be computed and paid to the Holder or its designee on a monthly basis as further set forth below.

3. Royalty Adjustment. In the event that the Company does not repay all amounts owing under the Note in full on or prior to August 7, 2014, then the royalty percentage payable to the Holder under the Revenue Sharing Payment as set forth above shall automatically, without the need for any further action of the parties, be increased from ONE HALF OF ONE PERCENT (1/2%) to ONE PERCENT (1%). At any time requested by the Holder, the Company shall promptly acknowledge in writing such increase in the Revenue Sharing Payment.

4. No Netting. For the avoidance of doubt, the Revenue Sharing Payment shall be paid free and clear of any and all Taxes, costs or expenses of every kind and nature whatsoever incurred, including, but not limited to, maintaining, renewing and extending, exploring, drilling, re-completing, side-tracking, producing, co-mingling of wells and reservoirs, and processing, treatment and compressing and operating costs of the Concessions and any Petroleum Substances, Liabilities, Losses, Claims, and Taxes.

5. Payments. The Revenue Sharing Payment shall be paid to the Holder or its designee on a monthly basis. The Revenue Sharing Payment shall be payable in each and every calendar month in which the Company generates any revenue, income, and consideration in respect of, in exchange for, on account of, or in consideration for Petroleum Substances, in any form and from whatever source derived. The Revenue Sharing Payment shall be payable in cash in United States Dollars, unless the Holder elects to receive payment in kind as specified in Section 13 of this Agreement. All monthly payments to Holder in respect of the Revenue Sharing Payment shall be paid by the tenth (10th) calendar day of each month in respect of the Company’s Gross Revenues obtained during the preceding calendar month, and shall be submitted, together with any reports or statements required under Section 6 of this Agreement, to the Holder at the address provided in Section 16 of this Agreement. Any payment or report not actually received by the Holder on or before such date shall be deemed overdue. If any payment or any portion of any payment is overdue, the Company shall pay the Holder, in addition to the overdue amount, interest on such overdue amount from the date it was due until payment is received by the Holder at the rate of eighteen percent (18%) per annum, or the maximum rate permitted by governing law, whichever is less. Payment of the Revenue Sharing Payment shall be made in any manner reasonably directed by the Holder from time to time, including, without limitation, through wire transfer, certified or cashier’s check. All conversions from foreign currencies to United States Dollars shall be converted using the middle-market spot exchange rate on the last business day of each month as published in the New York edition of the Wall Street Journal.

6. Gross Revenue Reports. On or before the tenth (10th) calendar day of each month, the Company shall deliver to the Holder a written report, signed by an authorized representative of the Company, showing the amount of any revenue, income, and consideration received by the Company or any Affiliates thereof, directly or indirectly, in respect of, in exchange for, on account of, or in consideration for, Petroleum Substances, in any form and from whatever source derived, at any time during the preceding calendar month. The report shall compute the total dollar amount due to the Holder in respect of the Revenue Sharing Payment in such monthly period which shall be the mathematical product of the Company’s Gross Revenues received in the preceding monthly period, multiplied by the percentage royalty then in effect pursuant to Sections 2 and 3, as applicable. With each such report, the Company shall remit to the Holder the total amount of the Revenue Sharing Payment indicated thereby to be due, in accordance with the provisions of Section 5 of this Agreement.

7. Accounting and Records.

7.1 Monthly Reporting. The Company shall maintain during the term of this Agreement, and shall preserve until the later of: (a) at least five (5) years from the dates of their preparation; or (b) for at least five (5) years after the termination of this Agreement, full, complete, and accurate books, records, and accounts prepared in accordance with generally accepted accounting principles and in sufficient detail to document the calculation of Gross Revenues and the Revenue Sharing Payment hereunder. Without limiting the foregoing, the Company shall maintain in its principal office complete and accurate records of the Petroleum Substances produced and of all consideration received therefrom or in respect thereof in accordance with local government and other authorities’ requirements, and with the provisions of this Agreement, and shall furnish to the Holder with each payment made hereunder, a statement (verified by statutory declaration if requested by the Holder) giving sufficient detail for the Holder to ascertain the accuracy of the payment of any Revenue Sharing Payment made hereunder, including copies of the monthly production reports filed with the relevant local authorities.

7.2 Monthly Reports. The Company shall submit to the Holder no later than the tenth (10th) calendar day of each month during the term of this Agreement, a remittance report accurately reflecting all Gross Revenues computed during the preceding calendar month and such other data or information as the Holder may reasonably request. In addition, and without limiting the foregoing, The Company shall submit a monthly and fiscal year-to-date profit and loss statement (which may be unaudited) for the Company, and shall submit copies of all Tax Returns reflecting Taxes incurred in respect of Petroleum Substances for the Company.

7.3 Quarterly Reports. The Company shall submit to the Holder a quarterly balance sheet (which may be unaudited) within thirty (30) calendar days after the end of each quarter of the fiscal year of the Company. Each such statement shall be signed by the Company’s president or treasurer or chief financial officer attesting that it is true and correct.

7.4 Annual Reports. The Company shall submit to the Holder complete audited annual financial statements of the Company prepared by an independent certified public accountant satisfactory to the Holder, within ninety (90) calendar days after the end of each fiscal year of the Company, showing the results of operations of the Company during said fiscal year. Such statements shall include, at a minimum, a balance sheet, profit and loss statement and statement of sources and uses of funds.

7.5 Additional Reports. The Company shall submit to the Holder, for review or auditing, such other forms, reports, records, information, and data as the Holder may reasonably request in order to verify the calculation of the Revenue Sharing Payments payable pursuant to this Agreement.

7.6 Inspection Rights. The Holder or its designated agents shall have the right at all reasonable times to examine and copy, at the Holder’s expense, the books, records, and Tax Returns of the Company. The Holder shall also have the right, at any time, to have an independent audit made of the books of the Company, including, without any limitation, any documents or records supporting or pertaining to the reports due hereunder and any and all Revenue Sharing Payments made hereunder. If an inspection reveals that any payments required pursuant to this Agreement, including, without limitation, any Revenue Sharing Payments, have been understated in any report to the Holder, then the Company shall immediately pay to the Holder the amount understated upon demand, in addition to interest from the date such amount was originally due until payment is received by the Holder, at the rate of ten percent (10%) per annum, or the maximum rate permitted by law, whichever is less. If an inspection discloses an understatement in any report required to be submitted under this Agreement of five percent (5%) or more, the Company shall pay interest at the rate of eighteen percent (18%) per annum on any such amount or the maximum rate permitted by governing law, whichever is less, and in addition, shall reimburse the Holder for any and all costs and expenses connected with the inspection (including, without limitation, travel, lodging and wages expenses and reasonable accounting and legal costs). The foregoing remedies shall be in addition to any other remedies the Holder may have.

7.7 Expenses. All reports, forms and other information required by this Section 7.7 shall be prepared at the Company’s expense and shall be submitted to the Holder at the address indicated in Section 16 hereof.

8. Representations and Warranties. In order to induce the Holder to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to the Holder the following representations and warranties:

8.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own its properties, to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements, documents and instruments contemplated hereby, as applicable, and to carry out the transactions contemplated hereby. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction, including, without limitation, Nicaragua, wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary.

8.2 Authorization and Non-Contravention. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws, from time to time in effect, which affect enforcement of creditors’ rights generally; and (ii) Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of the Company and its stockholders. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate or result in a violation of, conflict with or constitute a violation of or a default (whether after the giving of notice, lapse of time or both) or loss of material benefit under any material contract or obligation to which the Company or any Affiliate is a party or by which the Company’s or Affiliate’s assets are bound or affected, or any provision of the Company’s governing documents, or result in or cause the creation of any lien, charge, security interest or encumbrance upon any of the assets of the Company; (ii) violate or conflict with in any way, or result in a breach or violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, statute, ordinance, regulation, rule, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any governmental entity (in any territory in the world) applicable to the Company, any Affiliate, or any of their respective properties (collectively, “Laws”); (iii) require from the Company or Affiliate any notice to, declaration or filing with, or consent, approval, authorization or order of any governmental entity or other third party; or (iv) violate or result in a violation of, or constitute a default or breach (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination, amendment or cancellation of, any permits, authorizations, approvals, licenses, orders, consents, franchises and other rights and privileges (collectively, “Permits”) to which the Company is a party or by which it or its property or assets are bound or affected.

8.3 Affiliates. Any and all Affiliates of the Company are duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of formation. All such Affiliates have all requisite power and authority to own their properties and to carry on their respective businesses as from time to time conducted. All Affiliates are duly licensed or qualified to do business as a foreign entity and are in good standing in each jurisdiction wherein the character of their property, or the nature of the activities presently conducted by them, makes such qualification necessary, including, without limitation, Nicaragua.

8.4 Absence of Undisclosed Liabilities. Other than the Note, the Company and its Affiliates do not have any debt, liability or obligation of any nature, whether known or unknown, asserted or unasserted, determined or determinable, whether accrued, absolute, contingent or otherwise, and whether due or to become due (“Liabilities”), which, individually or in the aggregate, are material to the financial condition, operating results or cash flows of the Company. As of immediately prior to the consummation of the transactions to be effected on the Effective Date, neither the Company nor any Affiliate has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness for borrowed money or other obligations of any other Person.

8.5 Absence of Certain Developments. Since the original issuance date of the Note until immediately prior to the consummation of the transactions to be effected on the Effective Date, the Company has conducted the business only in the ordinary course consistent with past practice, the Company has not incurred, other than in the ordinary course of business, any material Liabilities that would be required under generally accepted accounting principles to be set forth on the Company’s balance sheet, except for legal and accounting costs incurred in connection with the negotiation, execution and delivery by the Company of this Agreement and there have been: (i) no events, occurrences or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on or constitute a material adverse event in the business or affairs of the company; (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company; (iii) no waiver of any material right of the Company or any Affiliate or cancellation of any material debt or claim held by the Company or any Affiliate; (iv) no increase in the compensation paid or payable to any officer, director, employee or agent of the Company or any Affiliate; (v) no material loss or interference with the business or material loss, destruction or damage to any property of the Company or any Affiliate, whether or not insured; (vi) no labor dispute involving the Company or any Affiliate, no collective bargaining agreement entered into by the Company or any Affiliate and no change in the personnel of the Company or any Affiliate or the terms and conditions of their employment; (vii) no acquisition, encumbering or disposition of any assets of the Company or any Affiliate (or any contract or arrangement therefor), except in the ordinary course of business, nor any other transaction by the Company or any Affiliate other than for fair value in the ordinary course of business; (viii) no change in accounting methods or practices or tax elections of the Company or any Affiliate; (ix) no liability for Taxes other than in the ordinary course of business; (x) no settlement or compromise of any Tax liability, no amended Tax Return, no “closing agreement” (as described in Code section 7121 or any corresponding provision of state, local or foreign law), no extension or waiver of the limitation period applicable to any Tax claim or assessment, or any other similar action relating to the filing of any Tax Return or the payment or refund of any Tax; (xi) no loss, or any development that is expected to result in a loss, of any significant vendor or account of the Company; (xii) no amendment or termination of any material contract to which the Company or any Affiliate is a party or by which they or their respective properties are bound; (xiii) no change in the capital stock of the Company or any Affiliate; (xiv) no entry into, adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, retention, severance, or other plan, contract, or commitment for the benefit of any directors, officers and employees of the Company or any Affiliate outside the ordinary course of business, and (xv) no commitment (contingent or otherwise) to do any of the foregoing.

8.6 Litigation. There is no action, suit, claim, litigation, proceeding or investigation (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened, by or against the Company or any Affiliate or affecting any of the Company’s or any Affiliate’s properties or assets, or against any officer, key employee or stockholder of the Company or any Affiliate in his or her capacity as such nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any Proceeding might properly be instituted. Neither the Company nor any Affiliate, nor any of their properties or assets nor any officer, key employee or stockholder of the Company or any Affiliate in such Person’s capacity as such is a party to, subject to or in default or violation with respect to any order, writ, injunction, decree, ruling or decision of any governmental entity.

8.7 Tax Matters.

8.7.1 The Company has paid all U.S. federal, state, local, foreign or other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer and property taxes, or other tax of any kind whatsoever, whether or not measured in whole or in part by net income, including, without limitation, any interest, penalty, or addition thereto, whether disputed or not (each, a “Tax” and collectively, “Taxes”) required to be paid by it through the date hereof, whether or not shown on a Tax Return.

8.7.2 All Taxes and other assessments and levies that the Company was required to withhold or collect with respect to any employee, independent contractor, shareholder or other third party have been withheld, collected and paid over to the proper governmental authorities when due.

8.7.3 The Company has, in accordance with applicable law, timely and properly filed all U.S. federal, state, local and foreign tax returns, declarations, reports, claims for refund, information returns or statements relating to Taxes (each, a “Tax Return” and collectively, “Tax Returns”) required to be filed by it through the date hereof. All such Tax Returns were true, correct and complete in all material respects.

8.7.4 Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes.

8.7.5 No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

8.7.6 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

8.7.7 There are no liens, encumbrances, or other security interests encumbering any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes (except where such security interests arise as a matter of law prior to the due date for paying the related Taxes).

8.7.8 There has never been any audit of any Tax Return filed by the Company, no such audit is in progress and the Company has not been notified by any Tax authority that any such audit is contemplated or pending.

8.8 Title to Properties. The Company and its Affiliates has good and marketable title of record to all of its owned real property used in or necessary to the conduct of the Company’s or its Affiliates’ business and a valid and enforceable leasehold interest in all of its leased real property, free and clear of all encumbrances of any kind. The Company and each Affiliate has good, valid and marketable title to or, in the case of leased assets, a valid, binding and enforceable leasehold interest in all personal property and tangible assets used in or necessary to the business of the Company and the Affiliates, free and clear of all encumbrances of any kind, and the same is in good condition and repair in all material respects (ordinary wear and tear excepted). Neither the Company nor any Affiliate is in violation of any zoning, building or safety Law applicable to the operation of any property used in its business, nor has the Company or any Affiliate received written notice of any violation with which it has not complied in all material respects. The Company and each Affiliate own or have a contractual right to use all of the assets and properties of any kind or nature used or necessary to operate the business.

8.9 Governmental Approvals; Compliance with Laws.

8.9.1 Each of the Company and its Affiliates has been and is in compliance in all material respects with all Laws binding on or applicable to it or on any of its assets or properties, and neither the Company nor any Affiliate has received any written notices or orders of noncompliance issued to the Company or any Affiliate under or in respect of any such Law.

8.9.2 Each of the Company and its Affiliates has all of the Permits of all governmental entities necessary for the Company and each Affiliate to conduct its business as conducted from time to time. All such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of such Permits is threatened, and none of such Permits will be affected by the execution and delivery of the Agreement or the consummation of the transactions contemplated hereby.

8.9.3 Neither the Company nor any Affiliate has ever entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or the Affiliates.

8.10 Transactions with Affiliates. There are no loans, leases or other continuing arrangements between the Company or any Affiliate, on the one hand, and any current or former officer, director, employee, contractor or stockholder of the Company or any Affiliate or any respective family member or Affiliate of such officer, director, employee, contractor or stockholder, on the other hand.

8.11 Environmental Matters. No hazardous waste, substances or materials including, without limitation, any Oil or Gas or Petroleum Substances have been generated, transported, used, disposed of, stored or treated by the Company or any Affiliate, except in compliance with all applicable environmental Laws. The Company and each Affiliate have not released, discharged, disposed of, or otherwise caused to enter the soil, air or water in, under or upon any real property owned, leased or operated by the Company and each Affiliate any hazardous wastes, substances or materials including, without limitation, any Oil or Gas or Petroleum Substances, except in compliance with applicable environmental Laws. The Company and each Affiliate are in compliance in all material respects with all applicable environmental, health and safety Laws.

8.12 Disclosures. To the Company’s knowledge, neither this Agreement, document or written statement made by the Company and furnished by the Company or otherwise made available to the Holder in connection with the transactions contemplated hereby or by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

8.13 Survival of Representations and Warranties. All representations, warranties and covenants made or given by the parties in this Agreement shall survive the consummation of all transactions contemplated herein, and shall continue in force throughout the term of this Agreement.

9. Covenants. In order to induce the Holder to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby covenants and agrees with the Holder as follows:

9.1 Development of Concessions. Company shall use its best efforts to expeditiously and successfully promote and develop the Concessions, and any other similar assets which may come into its possession from time to time.

9.2 Compliance with Laws. The Company shall conduct any and all operations upon the Concessions in accordance with all applicable Laws and regulations, best industry practices, and good Oil and Gas field practices.

9.3 Compliance with Agreement. The Company shall conduct any and all operations upon the Concessions in accordance with this Agreement, and shall at all times comply with all of the terms and conditions of this Agreement.

9.4 Preservation of Concessions. The Company shall not allow the Nicaraguan Concessions or any other property or assets to become subject to forfeiture and shall not surrender the Nicaraguan Concessions or other interests included therein or any part thereof or any other property or assets.

9.5 Payment of Royalties. The Company shall use its best efforts to maximize the revenues derived from the Concessions and shall promptly pay or cause to be paid to Holder the Net Revenue Payment provided for in Section 2.

9.6 Obligations Related to Concessions. The Company shall fully perform all obligations of the Company arising pursuant to or relating to the Nicaraguan Concessions and other Concessions, including, without limitation, any and all requirements arising under Nicaraguan law, and Company shall hold the Holder harmless from all such obligations of Company. Company shall at all times remain in good standing with the Nicaraguan government.

9.7 Representations and Warranties. The Company shall utilize best efforts and take all actions necessary to ensure that all of the representations and warranties set forth in Section 8 remain true and correct at all times and shall promptly notify the Holder of any noncompliance therewith.

9.8 Permits, Consents and Authorizations. The Company shall maintain its and its Affiliates’ and subsidiaries’ existence, rights, and privileges, and obtain, maintain, and preserve any permits, consents, and authorizations that are necessary in the proper conduct of its or its Affiliates’ or subsidiaries’ business.

9.9 No Senior or Secured Indebtedness. The Company shall not incur any Indebtedness or other obligations senior to or ranking in priority to the Indebtedness or obligations of the Company represented by this Agreement or the Note, including, without limitation secured indebtedness, without the prior written consent of Holder.

9.10 Cure of Defects. The Company shall promptly cure any and all defects in the execution and delivery of this Agreement and immediately execute and deliver to Holder all such other and further instruments as may be reasonably required by Holder from time to time in order to satisfy or comply with the covenants and agreements, and the spirit and intent of the covenants and agreements, of Company made in this Agreement.

10. Liability for Taxes. For the avoidance of doubt, the Revenue Sharing Payment shall be computed and paid without any deductions, discounts, or netting for capital taxes of any kind. Any and all transfer, documentary, sales, use, stamp, income, capital gains, registration, value-added, and all other such taxes and fees (including any penalties and interests) incurred in connection with the Revenue Sharing Payment other than income taxes assessed on Holder’s income thereon shall be the sole and exclusive liability of the Company. In the event the Holder is assessed for and pays any such taxes, the Company shall gross-up the next-occurring Revenue Sharing Payment in an amount appropriate to reimburse the Holder for all such Tax amounts incurred.

11. Conditions to Transfer of the Concessions. Any purported Transfer of any Concessions by the Company shall be subject to the following terms and conditions:

11.1 Restrictions. The Company hereby covenants and agrees that the Company shall not, directly or indirectly, in any manner whatsoever, Transfer or offer to Transfer Concessions except in accordance with the provisions of this Section 11.1. Any purported Transfer, no matter how effected, which does not comply with the terms, conditions and procedures of this Section 11 shall be null and void and shall transfer no interest in Concessions. The covenant set forth herein constitutes a material inducement to the Holder to enter into this Agreement, without which the Holder would not have entered into this Agreement or granted the Second Extension.

11.2 Prior Notice. In the event the Company desires to Transfer all or any portion of the Concessions or a majority of the vote or value of the capital stock of the Company to any Person or entity, the Transferor shall, prior to any such Transfer, give the Holder written notice of such desire (“Notice of Transfer”), at least ninety (90) calendar days prior to the date on which such Transfer is to occur, which such notice shall specify the property to be transferred (“Property”), the identity of the proposed transferee, and the purchase price, including payment terms and the treatment of Liabilities related to the Property (“Purchase Price”). Any purported Notice of Transfer that does not comply with the requirements of this Section 11.2 shall be null and void and of no effect hereunder.

11.3 Conditions to Effectiveness of Transfer. Prior to the effectiveness of any Transfer, the Company shall ensure that the Person to whom such Property is transferred shall, as a condition to such transfer, unconditionally and irrevocably agree in writing to be bound by all terms, conditions and provisions of this Agreement. Without limiting the foregoing, prior to the occurrence and effectiveness of any such Transfer, as a condition precedent to such Transfer, the Transferee shall agree to unconditionally and irrevocably assume all of the Company’s duties, obligations, and liabilities under this Agreement. If either the Company or the Transferee does not provide written evidence satisfactory to the Holder in its sole discretion that the Transferee is fully bound to all of such terms and conditions of this Agreement as specified in the preceding sentences, as if the Transferee were an original signatory hereto, then the Transfer shall be deemed to be void ab initio and of no effect. Without limiting the foregoing, in any such event the Holder shall be permitted to obtain an order of injunctive relief prohibiting and restraining such Transfer, and the Company hereby forever and irrevocably waives any and all rights it may have under law or equity to contest that the Holder is entitled to obtain injunctive relief as contemplated in this Section 11.3. Furthermore, in the event that the Holder pursue injunctive relief seeking to prevent or restrain the occurrence of such Transfer as contemplated herein, the Company shall cooperate with the Holder in obtaining such injunctive relief. For the avoidance of doubt, the obligations imposed pursuant to this Section 11.3 shall apply to the undersigned Company, its Affiliates, and any Transferees thereof, and any and all of its and their respective Transferees, Affiliates, successors, heirs, and assigns.

11.4 Effect of Transfer. Notwithstanding any Transfer of any of the Concessions or any portion thereof, unless the Holder otherwise agrees in writing in advance, no Transfer shall relieve the Company, its Affiliates, or any other Transferor from any obligation and liability to pay the Revenue Sharing Payment pursuant to this Agreement, which liabilities and obligations shall be joint and several as to all such parties; and, unless otherwise so agreed by the Holder, all Transferees of the Concessions shall be and remain jointly and severally liable for the payment of such Revenue Sharing Payment and the performance of such liabilities and obligations hereunder.

12. Lien to Secure Revenue Sharing Payment. The Holder shall be entitled to and shall have a lien upon the Holder’s percentage share of all Gross Revenues on all sales of Petroleum Substances to secure the payment of the Revenue Sharing Payment granted to the Holder under this Agreement. Such lien shall not operate to release the Company its Affiliates or any other Person from its obligations and liability for monies due to the Holder pursuant to this Agreement. Such lien shall attach to the Holder’s (and any Affiliate’s) percentage share of the Gross Revenues on sales of Petroleum Substances sold or otherwise disposed of by the Company. Upon default occurring in payment by the Company of any amounts payable to the Holder pursuant to this Agreement, the Holder shall notify the Company of same and request the default to be remedied within ten (10) days. If the default is not remedied within the said ten (10) days, such lien shall operate as an assignment to the Holder in respect of the consideration thereafter payable to the Holder for Holder’s share of the Gross Revenues on sales of Petroleum Substances sold or disposed up to the amount owed to the Holder, along with any additional fees or other expenses incurred in accordance with this Agreement, and not so paid by the Company.

13. Right to Take in Kind. The Holder shall have the option, but not the obligation, to elect from time to time upon not less than ten (10) days’ prior written notice to the Company to take the Revenue Sharing Payment in the form of an equivalent value of Petroleum Substances in kind, in respect of any one or more of the Petroleum Substances. Any such election may be changed from time to time by the Holder. If the Holder exercises its right to take Revenue Sharing Payment production in kind, the Company shall, at no cost to the Holder, remove all basic sediment or other impurities and water from the applicable Petroleum Substances so as to render the same fit for acceptance by pipelines or rail or rail tankers in accordance with good industry practice, and shall also, at no cost to the Holder, provide up to thirty (30) calendar days’ storage of such Petroleum Substances.

14. Indemnification. The Company hereby covenants and agrees to indemnify, defend, hold harmless, and reimburse the Holder, and any and all of its members, owners, agents, directors, managers, employees, consultants, contractors, representatives, servants, insurers, and attorneys (the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, claims, demands, awards, diminution in value, damages (including, without limitation, punitive damages or treble damages), costs, interest, expenses (including, without limitation, attorneys’ fees or travel expenses), charges, disbursements, insurance payments, judgments, fines, fees, penalties, bonds, or the like (collectively, “Losses”) the Indemnified Parties have incurred, do or may incur, individually or jointly, directly or indirectly, because of, arising from, or in connection with, any threatened, actual, pending, existing, or future allegation, accusation, assertion, argument, complaint, claim, counterclaim, cross-claim, causes of action, petition, proceeding, review, hearing, investigation, inquisition, inquiry, deposition, interrogation, interrogatory, document production, lawsuit, trial, dispute resolution, mediation, arbitration, litigation, appeal, and any and all other costs of defense (collectively, “Claims”) because of, arising from, or related to, this Agreement, or the Holder’s investment or involvement with the Company.

15. Delay and Waiver by the Holder. No delay in the exercise of, or failure to exercise, any right, power or remedy accruing upon any default or failure of the Holder in the performance of any obligation under this Agreement shall impair any such right, power or remedy or shall be construed to be a waiver thereof, but any such right, power or remedy may be exercised from time to time and as often as the Holder deems expedient. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing executed by a duly authorized officer of the Holder.

16. Notices. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with, the parties hereunder, must (except as otherwise expressly provided in this Agreement) be in writing and be delivered by one of the following methods: (1) by personal delivery at the hand delivery address specified below, or (2) by first-class, registered or certified mail, postage prepaid, addressed as specified below.

The hand delivery address, mailing address and (if applicable) facsimile transmission number for receipt of notice or other documents by such parties are as follows:

(1)	The Holder:

	By hand/mail:	5621 Tupper Lake Dr.
Houston, TX 77056
Attention: Scott D. Martin

(2)	The Company:

	By hand/mail:	11900 College Blvd.
Suite 310
Overland Park, KS 66210

Any of such parties may change the address or number for receiving any such notice or other document by giving notice of the change to the other parties named in this Section 16.

17. Governing Law; Jurisdiction; Jury Trial. This Agreement, once executed and delivered by the parties, is not an “agreement to agree” and no party or its representatives shall at any time take or advocate such a position for any reason. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of Texas. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Houston, Texas for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, or in any manner arising in connection with or related to the transactions contemplated hereby or involving the parties hereto whether at law or equity and under any contract, tort or any other claim whatsoever and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing or faxing a copy thereof to such party at the address for such notices as listed in this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Should any claim be filed to enforce rights under this Agreement or any other instrument or agreement contemplated hereby, the prevailing party as determined by the court shall be entitled to recover its legal costs including, without limitation, reasonable attorney’s fees and associated litigation costs including, but not limited to, expert witness fees, deposition costs, and court costs.

18. Successors and Assigns. All covenants and agreements set forth in this Agreement shall bind the parties and their respective heirs, successors, assigns, and Trasnferees, and shall inure to the benefit of, and be enforceable by, the parties and their respective heirs, successors and assigns. The Company may not assign its rights or delegate its duties under this Agreement without the prior written consent of the Holder, which such consent shall not be unreasonably withheld, conditioned or delayed.

19. Entire Agreement. This Agreement is the final expression of the agreement between the parties hereto, and this Agreement may not be contradicted by evidence of any prior oral or written agreement.

20. Miscellaneous. This Agreement is a legally binding and enforceable agreement, enforceable in accordance with its terms. Neither this Agreement nor any provision hereof may be amended, supplemented, waived, released or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the amendment, supplement, waiver, release or modification is sought (or a duly authorized officer of such party, if a corporation). If any provision of this Agreement or any obligation hereunder shall be held to be invalid, illegal or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby. The section headings of this Agreement are for convenience only, and shall not modify, define, limit or expand the express provisions hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument, and it shall not be necessary in making proof hereof to produce or account for more than one such counterpart. Each of the parties will bear and pay all of the costs and expenses (including without limitation attorneys' fees) incurred by it or on its behalf in connection with the negotiation and preparation of this Agreement. Unless the context otherwise requires, the use of terms in singular and masculine form shall include in all instances singular and plural number and masculine, feminine and neuter gender.

21. Dispute Resolution. Any controversy, claim, or dispute between the parties arising out of or relating to (a) this Agreement, (b) the performance, breach, validity or enforceability of any provision hereto, or (c) the relationship of the parties hereto or their obligations hereunder (collectively, a “Dispute”), shall be resolved as specified in this Section 21. Upon receipt of a written notice from the other party that a Dispute has arisen, the parties shall negotiate in good faith for a period of at least thirty (30) days in an effort to resolve the Dispute without the necessity of any formal proceeding. If the parties cannot resolve the Dispute during such period and the Holder thereafter files suit to enforce its rights under this Agreement, then, if the Holder prevails on its claims in whole or in part, it shall be entitled to recover from the Company its reasonable attorney’s fees incurred in connection with such suit.

22. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

23. Further Assurances. Each party agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the intent and provisions of this Agreement. Each party shall use its commercially reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated in this Agreement, and to correct any defects in the drafting of this Agreement at the request of the other party.

24. No Draftsman; No Duress; Knowing and Voluntary Agreement. Neither party shall be considered the draftsman of this Agreement for any purpose, including, without limitation, for purposes of interpretation of any ambiguity, and in the event that any party is for any reason considered to be the draftsman, no ambiguity or disputed provision shall be construed against the party that is deemed to be the draftsman. Both parties have had consulted legal counsel with respect to the drafting, negotiation, and execution of this Agreement. Neither party is under any duress or compulsion or other obligation to enter into this Agreement. Each party enters into this Agreement knowingly, willingly, and voluntarily. The parties agree and acknowledge that this Agreement was created at the request of the Company, who has requested that the Holder enter into this Agreement. The parties agree and acknowledge that the Holder is entering into this Agreement at the request of the Company. The Company represents and warrants to the Holder that in the best business judgment of the Company and its directors and officers, execution and delivery of this Agreement is in the best interests of the Company and its stockholders and other creditors other than the Holder.

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IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized officers.

Dated: May 30th, 2014

INFINITY ENERGY RESOURCES, INC. ACKNOWLEDGES THAT IT HAS BEEN ADVISED TO CONSULT WITH COUNSEL, THAT IT HAS EITHER CONSULTED WITH COUNSEL OR WAIVED ITS RIGHT TO CONSULT WITH COUNSEL PRIOR TO EXECUTING THIS DOCUMENT, THAT IT HAS HAD SUFFICIENT TIME TO CONSULT WITH COUNSEL PRIOR TO EXECUTING THIS DOCUMENT, AND THAT IT IS NOT EXECUTING THIS DOCUMENT UNDER DURESS.

INFINITY ENERGY RESOURCES, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Its:	President and Chief Executive Officer

SKM PARTNERSHIP, LTD.

BY	SKM MANAGEMENT, LLC
ITS	GENERAL PARTNER

By:	/s/ Scott D. Martin
Name:	Scott D. Martin
Its:	Manager of its General Partner